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CONTACTS:  Richard M. Ubinger                                June Filingeri
           Vice President of Finance,                        President
           Chief Financial Officer and Treasurer             Comm-Partners LLC
           (412) 257-7606                                    (203) 972-0186

FOR IMMEDIATE RELEASE
---------------------

           UNIVERSAL STAINLESS REACHES BRIDGEVILLE LABOR AGREEMENT AND
                       REVISES 2008 THIRD QUARTER GUIDANCE
           - Conference Call and Webcast Scheduled for 1:00 PM Today -

     BRIDGEVILLE, PA, OCTOBER 8, 2008 - UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC. (NASDAQ: USAP) announced today that it has reached a new 5-year collective bargaining agreement with the hourly employees at its Bridgeville facility represented by Local 9531 of the United Steelworkers. The new contract maintains the flexible work rule terms and profit sharing incentives contained in the prior agreement

The Company also reported that it now expects third quarter 2008 sales to be approximately $57 to $58 million and diluted earnings per share to be approximately $0.35 to $0.40, including a charge of $586,000, equivalent to $0.06 per diluted share, of the estimated $800,000 ($0.08 per diluted share) charge for the relocation of the round bar finishing facility from Bridgeville to Dunkirk. The Company's initial projection for the quarter was for sales in the range of $60 to $65 million and diluted earnings per share of between $0.70 and $0.75, after including the estimated relocation charge, as reported on July 23, 2008. The Company expects to report final third quarter results on October 23.

Dennis Oates, President and Chief Executive Officer, commented: "Sales for the third quarter will not meet the low-end of our initial projection. Sales from our Dunkirk facility were $2 million lower than anticipated due to lower shipments of aerospace products to service centers as a result of the Boeing labor situation and conservative service center buying patterns. In addition, shipments from our Bridgeville facility were below forecast in September due to production inefficiencies coinciding with labor negotiations. The reduced earnings forecast reflects the impact of lower shipments and a 20% decline in raw material prices. Lower raw material prices reduced margins on finished products shipped and generated higher inventory reserves at September 30.

Mr. Oates concluded: "While we are disappointed that we will not meet our initial expectations for the third quarter, we are pleased that we have a new contract with the Bridgeville employees that is beneficial to them and is in the best interests of our customers and shareholders. In addition, our backlog has increased from $97 million at June 30 to $101 million at September 30. The strength of our order entry remains in power generation and tool steel plate products."

WEBCAST
-------

A simultaneous Webcast of the Company's conference call discussing today's release, scheduled at 1:00 p.m. (Eastern) today, will be available on the Company's website at www.univstainless.com, and thereafter archived on the website.

ABOUT UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
------------------------------------------------

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company's products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers. More information is available at www.univstainless.com.

FORWARD-LOOKING INFORMATION SAFE HARBOR
---------------------------------------

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE "SAFE HARBOR" PROVISION OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM FORECASTED RESULTS. THOSE RISKS INCLUDE, AMONG OTHERS, RISKS ASSOCIATED WITH THE RECEIPT, PRICING AND TIMING OF FUTURE CUSTOMER ORDERS, RISKS ASSOCIATED WITH SIGNIFICANT FLUCTUATIONS THAT MAY OCCUR IN RAW MATERIAL AND ENERGY PRICES, RISKS ASSOCIATED WITH THE MANUFACTURING PROCESS, LABOR AND PRODUCTION YIELDS, RISKS RELATED TO PROPERTY, PLANT AND EQUIPMENT, AND RISKS RELATED TO THE ULTIMATE OUTCOME OF THE COMPANY'S CURRENT AND FUTURE LITIGATION AND REGULATORY MATTERS. CERTAIN OF THESE RISKS AND OTHER RISKS ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) OVER THE LAST 12 MONTHS, COPIES OF WHICH ARE AVAILABLE FROM THE SEC OR MAY BE OBTAINED UPON REQUEST FROM THE COMPANY.


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